Exhibit (d)(4)

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of April 23, 2018, by and between RMG Networks Holding Corporation, a Delaware corporation, (the “Company”), SCG Digital, LLC, a Delaware limited liability company (“Parent”), SCG Digital Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and, SCG Digital Financing, LLC (“Lender” and, together with the Company, Parent and Merger Sub, sometimes referred to individually as a “Party” and collectively as the “Parties”), and Citibank, National Association, as escrow agent (the “Escrow Agent”).  Capitalized terms not defined herein shall have the meanings assigned to them in that certain Subordinated Loan and Security Agreement, dated as of April 2, 2018 (the “Loan Agreement”), by and between the Company, certain Subsidiaries of the Company party thereto and the Lender and/or that certain Agreement and Plan of Merger, dated as of April 2, 2018 (the “Merger Agreement” and, together with the Loan Agreement, the “Agreements”), by and between the Company, Parent, Merger Sub and, solely for the purposes of Sections 6.19, 8.03 and 8.04 thereof, Lender.

RECITALS

WHEREAS, the Agreements provide that, within ten (10) Business Days (as defined in the Merger Agreement) of the execution of the Merger Agreement, a letter of credit (the “Letter of Credit”) in an amount of One Million Dollars ($1,000,000) (the “Escrow Amount”) shall be deposited by Lender into an escrow account (the “Escrow Account”) to be held in accordance with the terms of the Agreements and this Agreement for the purpose of establishing a source of funds to secure certain obligations of the Lender under the Agreements;

WHEREAS, the Escrow Agent agrees to hold the Letter of Credit and distribute the Escrow Amount in accordance with the terms of this Agreement; and

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Appointment.  The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2.                                      Receipt of Escrow Property.

(a)                                 On or before April 23, 2018, Lender shall deliver to the Escrow Agent the Letter of Credit. The Escrow Agent shall hold the Letter of Credit in the Escrow Account.

3.                                      Investment of Escrow Amount.

(a)                                 Reserved.

4.                                      Disposition and Termination of the Escrow Amount.

(a)                                 Escrow Account.  The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Letter of Credit and the Escrow Amount as provided in, this Section 4(a) as follows:

(i)                                     Upon receipt of a Joint Release Instruction with respect to the Escrow Amount, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of a Joint Release Instruction, draw upon the Letter of Credit and disburse all or part of the Escrow Amount in accordance with such Joint Release Instruction; provided, that the Escrow Agent shall have no obligation to release any funds hereunder except for such funds as are delivered to the Escrow Agent under the Letter of Credit.

(ii)                                  The Company may give notice (such notice, a “Company Notice”) to the Escrow Agent, with a concurrently delivered copy to the Lender, which Notice shall direct that the Letter of Credit shall be drawn upon, and the full amount of the Escrow Amount (to the extent provided to the Escrow Agent) be released to the Company (“Company Release Amount”), and shall specify: (i) the date of disbursement, (ii) the recipient of the disbursement, and (iii) wiring instructions for such disbursement, upon the occurrence of certain events as set forth in Section 8.03 of the Merger Agreement.  Upon receipt of a Company Notice by the Escrow Agent, the Escrow Agent shall promptly forward a copy of the Company Notice to the Lender and shall pay the Company Release Amount to the Company from the Escrow Amount as instructed in the Company Notice within five (5) Business Days after the Escrow Agent delivers such Company Notice to the Lender. If the Lender notifies the Escrow Agent in writing that it challenges the validity of the Company Notice (a “Challenge Notice”), then the Escrow Agent shall draw upon the Letter of Credit and make payment with respect to the Company Release Amount only in accordance with (A) a Joint Release Instruction or (B) a Final Determination with respect to the dispute. Upon the expiration of such five (5) Business Day period, if the Escrow Agent has not received any Challenge Notice from the Lender, then the Escrow Agent shall draw upon the Letter of Credit and pay the Company Release Amount to the Company from the Escrow Amount as instructed in the Company Notice within two (2) Business Days after the expiration of such five (5) Business Day period.

(iii)                               The Lender may give notice (such notice, a “Lender Notice”) to the Escrow Agent, with a concurrently delivered copy to the Company, which Notice shall direct that the Letter of Credit shall be terminated and the maker thereof released from its obligations thereunder, and shall specify the date of termination, upon the occurrence of certain events as set forth in Section 8.03 of the Merger Agreement.  Upon receipt of a Lender Notice by the Escrow Agent, the Escrow Agent shall terminate the Letter of Credit from the Escrow Amount as instructed in the Lender Notice within five (5) Business Days after the Escrow Agent delivers such Lender Notice to the Company (such time period, the “Holding Period”). During the Holding Period, if the Company notifies the Escrow Agent in writing (a “Hold Notice”) that the Company challenges the validity of the Lender Notice, then the Escrow Agent shall terminate the Letter of Credit only in accordance with (A) a Joint Release Instruction or (B) a Final Determination with respect to the dispute. Upon the expiration of the Holding Period, if the Escrow Agent has not received any Hold Notice from the Company, then the Escrow Agent shall terminate the Letter of Credit as instructed in the Lender Notice within two (2) Business Days after the expiration of the Holding Period.

(iv)                              All payments of any part of the Escrow Amount shall be made by wire transfer of immediately available funds or cashier’s check as set forth in the Joint Release Instruction or Company Notice or Lender Notice, as applicable.

(v)                                 In the event a Joint Release Instruction is delivered to the Escrow Agent, whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A-1 and/or A-2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual.  To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs.  If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved.  The persons and telephone numbers for call backs may be changed only in writing actually received and acknowledged by the Escrow Agent.

(b)                                 Certain Definitions.

(i)                                     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in San Francisco, California, Dallas, Texas or New York, New York.

(ii)                                  “Final Determination” means a final non-appealable order of any court of competent jurisdiction or a final non-appealable award of the single arbitrator pursuant to Section 8.04 of the Merger Agreement which may be issued, together with (A) an executed certificate of counsel to the prevailing Party to the effect that such judgment or award is final and non-appealable and from a court of competent jurisdiction having proper authority and (B) the written payment instructions of the prevailing Party.

(iii)                               “Joint Release Instruction” means the joint written instruction of the Lender and the Company, which is executed by the Lender and the Company and delivered to the Escrow Agent directing the Escrow Agent to disburse all or a portion of the Escrow Amount.

(iv)                              “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority or any department, agency or political subdivision thereof.

5.                                      Escrow Agent.  The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, , including but not limited to fiduciary duties and no duties shall be implied.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Merger Agreement or the Loan Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.  Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of Escrow Agent  The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Release Instruction furnished to it hereunder and believed by it to be genuine and to have been signed and presented by the proper Party or Parties.  Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto.  The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.  The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Account.  In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Final Determination.  The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment.  The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder.  The Escrow Agent shall have no liability for any action taken, suffered or omitted to be taken by it in good faith or obligation with respect to the Escrow Amount except for the Escrow Agent’s fraud, willful misconduct or gross negligence.  To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same.  Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable, directly or indirectly, for any (a) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which result from the Escrow Agent’s fraud, gross negligence or willful misconduct, or (b) special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.                                      Resignation and Removal of Escrow Agent.  The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Lender and the Company acting jointly at any time by providing written notice to the Escrow Agent.  Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act.  The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Account (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Release Instruction or (iii) in accordance with the directions of a Final Determination, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate.  In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.

7.                                      Fees and Expenses.  All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and shall be paid by the Lender. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.

8.                                      Indemnity.  Each of the Parties shall jointly and severally indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable fees and expenses of one outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses have been caused by the fraud, gross negligence or willful misconduct of Escrow Agent or any such Indemnitee, or (b) its following any instructions or other directions from the Company or the Lender, except to the extent that (i) its following any such instruction or direction is expressly forbidden by the terms hereof or (ii) the taking of such action requires the delivery of a Joint Release Instruction or a Final Determination, and such item was not delivered to the Escrow Agent.  The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.  The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Account for the payment of any reasonable claim for indemnification, expenses and amounts due hereunder.  In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, upon prior written notice to the Parties, to charge against and withdraw from the Escrow Account for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 8.  Notwithstanding anything to the contrary herein, the Lender and the Company agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the party or parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Lender and one-half by the Company. The provisions of this Section 8 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

9.                                      Tax Matters.

(a)                                 Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 as applicable and such other forms and documents that the Escrow Agent may request.

(b)                                 The Escrow Agent shall be responsible only for income reporting to the Internal Revenue Service with respect to income earned on the Escrow Amount, if any.  The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.  Other than in connection with any required withholding, the Parties acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to the Escrow Amount or any income earned by the Escrow Amount.

(c)                                  The Escrow Agent shall not be engaged to perform annual tax information reporting for principal payments.

(d)                                 The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates.  This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

10.                               Covenant of Escrow Agent.  The Escrow Agent hereby agrees and covenants with the Lender and the Company that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Amount to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

11.                               Notices.  All notices, requests, demands and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) with a signed PDF attachment to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid; provided, however, that no notice to the Lender will be effective or deemed to have been delivered to the Lender, if sent by facsimile transmission or e-mail with PDF. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited in the United States Mail. If notice is given to a party, it shall be given at the address for such party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

if to the Lender, Parent or Merger Sub, then to:

SCG Digital Finance, LLC

c/o Sachs Capital Group, LLC

2132 Deep Water Lane, Suite 232

Naperville, Illinois 60564

Attention: Gregory Sachs

Email: gsachs@sachscapitalgroup.com

with a copy (which shall not constitute notice) to:

Foley Gardere

2021 McKinney Ave. Suite 1600

Dallas, Texas 75230

Attention: Evan Stone, Esq.

Chris Babcock, Esq.

Email:  estone@foley.com

cbabcock@foley.com

or, if to the Company, then to:

RMG Networks Holding Corporation

15301 Dallas Parkway, Suite 125

Addison, Texas 75001

Attention: Bob Robinson, Esq.

Email: bob.robinson@rmgnetworks.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

444 West Lake Street

Chicago, Illinois 60606

Attention: Neal Aizenstein

Richard Chesley

Email: Neal.aizenstein@dlapiper.com

Richard.chesley@dlapiper.com

and

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attention: Ameer I. Ahmad

Email: aahmad@mayerbrown.com

or, if to the Escrow Agent, then to:

Citibank, N.A.

Citi Private Bank

One Sansome Street, 24th Floor

San Francisco, California 94104

Attn: Claude Acoba

Telephone No.: (415) 627-6424

Facsimile No.: (415) 592-5584

E-mail: claude.acoba@citi.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (c) or (d) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent.  In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

12.          Termination.  This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Account in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Lender and the Company after which this Agreement shall be of no further force and effect except that the provisions of Section 8 hereof shall survive termination.

13.          Miscellaneous.  The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto.  Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party, except as provided in Sections 6 and 16, without the prior consent of the other parties.  This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware.  The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  All signatures of the parties to this Agreement may be transmitted by facsimile or electronic transmission in portable document format (.pdf), and such facsimile or .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.  If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.  The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations.

Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written.  Except as expressly provided in Sections 7 and 8, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

14.          Compliance with Court Orders.  In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties hereto or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

15.          Further Assurances.  Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

16.          Assignment.  No assignment of the interest of any of the Parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld).  To comply with Federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act.  Notwithstanding the foregoing, the Parties may, without prior written consent of the Escrow Agent, assign all or a portion of its rights, interests or obligations hereunder to one or more of its affiliates or one or more entities managed by one of its affiliates, provided that no such assignment shall relieve such Party of any obligation hereunder except to the extent actually performed or satisfied by the assignee, and such Party shall be required to notify the Escrow Agent of such assignment as described above.

17.          Force Majeure.  The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

18.          Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties hereto agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds a Citibank pursuant to the terms and conditions of this Agreement.  For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity.  The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

19.          Use of Citibank Name.  No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent, except no such consent shall be required to the extent such disclosure is required to comply with the requirements of any applicable law or the rules of any securities exchange to which the disclosing party is subject.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

LENDER:

SCG DIGITAL FINANCING, LLC

By:	/s/ Gregory H. Sachs
Name:	Gregory H. Sachs
Its:	President

PARENT:

SCG DIGITAL, LLC

By:	/s/ Gregory H. Sachs
Name:	Gregory H. Sachs
Its:	President

MERGER SUB:

SCG MERGER SUB, INC.

By:	/s/ Gregory H. Sachs
Name:	Gregory H. Sachs
Its:	President

THE COMPANY:

RMG NETWORKS HOLDING CORPORATION

By:	/s/ Robert Michelson
Name:	Robert Michelson
Its:	President & CEO

ESCROW AGENT:

CITIBANK, N.A.

By:	/s/ Claude Acoba
Name:	Claude Acoba
Its:	Senior Vice President

Signature Page to Escrow Agreement

Schedule 1

ESCROW AGENT FEE SCHEDULE

Citibank, N.A., Escrow Agent

Acceptance Fee

To cover the acceptance of the Escrow Agency appointment, the study of this Agreement, and supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group:

Fee:  Waived

Administration Fee

The annual administration fee covers maintenance of the Escrow Account including safekeeping of assets in the escrow account, normal administrative functions of the Escrow Agent, including maintenance of the Escrow Agent’s records, follow-up of this Agreement’s provisions, and any other safekeeping duties required by the Escrow Agent under the terms of this Agreement. Fee is based on Escrow Amount being deposited in a non-interest bearing transaction deposit account, FDIC insured to the applicable limits.

Fee:  Waived

Tax Preparation Fee

To cover preparation and mailing of Forms 1099-INT, if applicable for the escrow parties for each calendar year:

Fee:  Waived

Transaction Fees

To oversee all required disbursements or release of property from the escrow account to any escrow party, including cash disbursements made via check and/or wire transfer, fees associated with postage and overnight delivery charges incurred by the Escrow Agent as required under the terms and conditions of this Agreement:

Fee:  Waived

Other Fees

Material amendments to this Agreement: additional fee(s), if any, to be discussed at time of amendment

TERMS AND CONDITIONS: The above schedule of fees does not include charges for reasonable out-of-pocket expenses or for any services of an extraordinary nature that we or our legal counsel may be called upon from time to time to perform in either an agency or fiduciary capacity.  Our participation in the transactions contemplated by this Agreement is subject to internal approval of the third party depositing monies into the escrow account.